Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-232937

Relating to Preliminary Prospectus Supplement dated April 20, 2020

(to Prospectus dated August 1, 2019)

$600,000,000

3.125% Notes due 2030

Form of Final Term Sheet

April 20, 2020

Issuer:	Sonoco Products Company

Long-term Debt Ratings (Moody’s/S&P) *:	Baa2 (Stable) / BBB (Negative)

Type of Offering:	SEC Registered (no. 333-232937)

Trade Date:	April 20, 2020

Settlement Date (T+2):	April 22, 2020

Title of Securities:	3.125% Notes due 2030

Aggregate Principal Amount Offered:	$600,000,000

Coupon (Interest Rate):	3.125% per annum

Maturity Date:	May 1, 2030

Interest Payment Dates:	Semi-annually on May 1 and November 1, beginning on November 1, 2020.

Make-Whole Call:	Make-whole at T+40 bps (prior to February 1, 2030, three months prior to the Maturity Date of the Notes)

Par Call:	At any time on or after February 1, 2030 the Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to 100% of the principal amount of the Notes to be redeemed plus accrued and unpaid interest thereon to the date of redemption.

Benchmark Treasury:	1.500% UST due February 15, 2030

Benchmark Treasury Price and Yield:	108-06; 0.638%

Spread to Benchmark Treasury:	+250 basis points

Yield to Maturity:	3.138%

Price to Public (Issue Price):	99.888% of principal amount

CUSIP Number:	835495AL6

ISIN Number:	US835495AL63

Joint Book-Running Managers:	BofA Securities, Inc. J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC

Co-Managers:	Deutsche Bank Securities Inc. MUFG Securities Americas Inc. TD Securities (USA) LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer or any underwriter participating in this offering can arrange to send you the prospectus supplement and accompanying prospectus if you request it by calling BofA Securities, Inc. toll-free at (800) 294-1322; or by calling J.P. Morgan Securities LLC collect at 1-212-834-4533.